                                                               Exhibit 11(a)(12)

Contact: London:
         Smithfield Financial
         John Kiely
         0171 360 4900

         New York:
         Kekst and Company
         Ruth Pachman
         212-521-4800

FOR IMMEDIATE RELEASE

STAGECOACH SHAREHOLDERS APPROVE ACQUISITION OF COACH USA

LONDON, ENGLAND, JULY 19, 1999 -- Stagecoach Holdings plc today announced that its shareholders have approved its acquisition of Coach USA, Inc. (NYSE: CUI), including the tender offer by its subsidiary, SCH Holdings Corp., for all outstanding shares of common stock of Coach at a price of $42.00 per share.

The tender offer remains subject to the tender of at least a majority of Coach's common stock, as well as the other conditions described in the Offer to Purchase relating to the tender offer.

The tender offer and withdrawal rights will expire at 10:00 a.m., New York City time, on Monday, July 26, 1999, unless the tender offer is extended in the manner described in the Offer to Purchase dated June 18, 1999. Stagecoach expects to consummate the tender offer at that time subject to the terms and conditions thereof.


                                     # # #